EXHIBIT 22

The following is a list of all subsidiaries of Selectronics, Inc. (the "Company") as of June 20, 1995:

     1.   Microlytics, Inc.*, a New York corporation.

     2 Selectronics Far East, Ltd., a corporation organized under the laws of the country of Hong Kong.

     3.   Selectronics Japan, a Japanese corporation.

     4.   MicroPages, Inc.*, a New York corporation.


*implies wholly-owned subsidiary.

In addition, Information Retrieval Technologies, Inc., a New York corporation, is a wholly-owned subsidiary of Microlytics, Inc.